EX-99.e.1.iii

Delaware Distributors, L.P.

2005 Market Street

Philadelphia, PA 19103

July 27, 2016

Delaware Group Cash Reserve

2005 Market Street

Philadelphia, PA 19103

Re: Expense Limitations

Ladies and Gentlemen:

By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Distributors, L.P. (the “Distributor”) agrees that in order to improve the performance of the Delaware Investments Ultrashort Fund (the “Fund”), a series of Delaware Group Cash Reserve, the Distributor shall waive all of the Rule 12b-1 (distribution) fees applicable to Class A and C shares for the period from July 29, 2016 through July 29, 2017.

The Distributor acknowledges that it shall not be entitled to collect on, or make a claim for, waived fees at any time in the future.

Delaware Distributors, L.P.

By:  /s/ Brett Wright

Name: Brett Wright

Title: President

Your signature below acknowledges

acceptance of this Agreement:

Delaware Group Cash Reserve

By:  /s/ Shawn K. Lytle

Name: Shawn K. Lytle

Title: President & Chief Executive Officer

Date: July 27, 2016